Exhibit 10.42

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (the “Agreement”) is made as of 2020 February 26 (the “Effective Date”), by and between BriaCell Therapeutics Corporation, with a principal place of business at 820 Heinz Avenue, Berkeley, CA 94710, together with its affiliates, (“Sponsor”) and Cancer Insight, LLC, with a place of business at 1305 East Houston Street, San Antonio, Texas 78205 (“Cancer Insight”). Sponsor and Cancer Insight are referred to herein individually as a “Party”, or collectively as the “Parties”.

RECITALS:

A. Sponsor is engaged in the business of biopharmaceutical research, development, and commercialization and is in clinical development of various compounds as investigational new drug candidates;

B. Cancer Insight is a contract research organization (“CRO”) dedicated to discovering, developing and testing emerging biotechnologies related to cancer immunotherapy and other similar fields;

C. Sponsor desires to engage Cancer Insight for CRO services and other clinical development services, in accordance with the terms and conditions of this Agreement.

In consideration of the recitals and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

1.1.	“Applicable Laws” shall mean applicable national, federal, state, and local laws, rules, regulations, and ordinances in any applicable jurisdiction, including but not limited to the United States.

1.2.	“Data” shall mean all data and information created pursuant to this Agreement or otherwise related to the invention, improvement, development, testing, analysis, patenting, use, processing, manufacture, or sale of the Products.

1.3.	“Inventions” shall mean all inventions (patentable or not), technologies, know-how, ideas, processes, techniques, algorithms, discoveries, improvements, devices, Products, concepts, designs, prototypes, samples, models, technical information, materials, drawings, trade secrets, Protocols, and specifications that are conceived, first reduced to practice, developed or created pursuant to this Agreement or that are otherwise related to the invention, improvement, development, testing, analysis, patenting, use, processing, manufacture, or sale of the Products or any Confidential Information (defined in Section 6.1).

1.4.	“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

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1.5.	“Products” shall collectively mean pharmaceutical products of Sponsor or other materials provided by Sponsor or on Sponsor’s behalf to Cancer Insight pursuant to this Agreement, including any derivatives, modifications, or improvements to such products and materials.

1.6.	“Protocol” shall mean a formal, written document that states the rationale, objectives, and statistical design/methodology of a clinical Study or trial, with the conditions under which it is to be performed and managed.

1.7.	“Regulatory Authority” shall mean the United States Food and Drug Administration (the “FDA”) or an instrumentality of any other country that performs a function similar to that performed by the FDA with regard, among other things, to the approval, licensing, registration, or authorization to manufacture, promote, market, distribute, use, store, import, transport, or sell a product in a defined territory.

1.8.	“Research Results” shall mean all Data and Inventions.

1.9.	“Study” shall mean a clinical study or trial pursuant to the terms and conditions of a Protocol.

1.10.	“Term” shall mean the period commencing on the Effective Date and continuing until terminated as provided in Section 8, Term and Termination.

1.11.	“Work Order” shall mean a written proposal, statement or scope of work, Protocol, research plan or other similar work order executed by Sponsor and Cancer Insight specifying the parameters of a project and providing for the conduct of services and associated budget.

2.	Engagement. Upon the terms and conditions set forth herein, Sponsor hereby engages Cancer Insight to provide Services, as defined below. Cancer Insight hereby accepts such engagement and shall perform the Services pursuant to the terms and conditions set forth in this Agreement.

3.	Services. In fulfillment of this Agreement, Cancer Insight shall perform the services as more fully described in the Work Orders, to be appended hereto and incorporated herein by reference (the “Services”). In providing the Services, Cancer Insight shall devote its best efforts to the performance of its duties hereunder, and shall diligently and competently perform its duties under this Agreement in accordance with any schedule set forth in the Work Orders. In the event that Cancer Insight fails to reasonably perform any Services in accordance with the applicable Work Order, then Cancer Insight shall within thirty (30) days of written notice thereof, at Cancer Insight’s option, (a) re-perform such Services at Cancer Insight’s cost, or (b) refund to Sponsor all amounts paid in connection with such Services that were not performed in accordance with the applicable Work Order. In the event that a material change to the Services becomes necessary, any such change shall be mutually agreed upon in writing in a change order (“Change Order”) by the Parties.

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4.	Compensation.

4.1.	General. As compensation for the performance of the Services during the Term and Cancer Insight’s observance and performance of all of the provisions of this Agreement, Sponsor shall pay to Cancer Insight, and Cancer Insight shall accept from Sponsor, cash compensation in accordance with the payment schedules set forth in the Work Orders, such compensation payable pursuant to the terms of this Section. Upon submission of proper documentation by Cancer Insight, Sponsor shall also reimburse Cancer Insight for reasonable expenses incurred that are directly related to the Services; any expenses over five hundred United States dollars ($500.00) require pre-approval by Sponsor.

4.2.	Invoices. Pursuant to the payment schedule set forth in each Work Order, Cancer Insight shall submit an invoice to Sponsor, which invoice shall include a description of the Services performed and expenses incurred, and the total amount due for such Services and expenses.

4.3.	Payment. Sponsor shall make payment to Cancer Insight of all undisputed invoiced amounts within thirty (30) days of receipt of invoice or as otherwise indicated on the invoice. Unless any invoiced amounts are disputed by Sponsor, upon failure to remit payment to Cancer Insight after thirty (30) days of receipt of invoice, a one percent (1%) finance fee shall be incurred monthly on outstanding balances at the discretion of Cancer Insight management. Sponsor shall notify Cancer Insight of any disputed amounts within fifteen (15) days of receipt of invoice.

5.	Representations and Warranties. Cancer Insight hereby represents and warrants to Sponsor that:

5.1.	it has the full right and authority to enter into this Agreement;

5.2.	it is free to perform the Services for Sponsor as contemplated herein and it has no other obligations or commitments of any kind to any Person which would in any way interfere with its acceptance, or the full performance of its obligations hereunder or the exercise of its best efforts in the performance of the Services;

5.3.	it has sufficient training and licensing to perform the Services as contemplated herein;

5.4.	it shall perform the Services according to professional standards, including Good Clinical Practice guidelines, in accordance with the standard of care usually and reasonably expected in the pharmaceutical industry, and in compliance with all instructions from Sponsor and all Applicable Laws;

5.5.	to its knowledge, none of the Data or information to be provided to Sponsor hereunder shall violate any copyright or other intellectual property right of any third party;

5.6.	it is not debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a (the “Act”), and has not engaged in any activity which could lead to it becoming debarred under the Act;

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5.7.	in the event that, during the Term, it (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment, Cancer Insight shall immediately notify Sponsor and cease all activities relating to this Agreement, and Sponsor shall have the right to terminate this Agreement immediately;

5.8.	it does not and shall not use in any capacity the services of any Person debarred under the Act in connection with the Services to be provided to Sponsor;

5.9.	in the event that, during the Term, it becomes aware of the debarment or threatened debarment of any Person providing services to Cancer Insight which directly or indirectly relate to the Services under this Agreement, Cancer Insight shall notify Sponsor immediately and cease activities with such Person;

5.10.	it and Sponsor have not entered into any financial arrangement with each other or any clinical investigator, whereby the value of the compensation to Cancer Insight or to a clinical investigator to conduct a Study could be affected by the outcome of the Study; and

5.11.	it does not have a proprietary interest in any Products or a significant equity interest in Sponsor.

6.	Confidentiality.

6.1.	Confidential Information. “Confidential Information” means any and all information and material which is confidential in nature, proprietary to, or is a trade secret of one Party (the “Disclosing Party”) or information the Disclosing Party provides regarding third parties, whether or not marked or otherwise identified as “confidential” or “proprietary”, and which is disclosed to or obtained by the other Party (the “Receiving Party”) or its representatives in connection with this Agreement, whether in written, oral, magnetic, optical, and/or other form. Confidential Information shall include, but is not limited to, Study materials, Study drugs, Products, Protocols, Study results, all applicable and relevant clinical Data generated by and collected during Studies, and all written information, Data, and other materials, including, without limitation, such information recorded on Study reporting forms, provided by Disclosing Party to the Receiving Party, except any such materials and/or information that:

a)	is now or hereafter becomes part of the public domain through no fault of the Receiving Party;

b)	is known to the Receiving Party without a confidentiality obligation before the Effective Date of this Agreement and can be documented as such;

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c)	is obtained by the Receiving Party from a third party who has no obligation to maintain the materials or information in confidence;

d)	is independently developed by the Receiving Party and can be documented as such;

e)	has been made available by its owner to others without a confidentiality obligation;

f)	relates to potential hazards or cautionary warnings associated with the production, handling, and/or use of Study drugs and/or Products; and/or

g)	constitutes a report to a Regulatory Authority.

6.2.	Obligations of Confidentiality and Non-Use. The Receiving Party shall hold Confidential Information in complete confidence and shall not, without the express prior written consent of Disclosing Party, disclose, produce, publish, permit access to, or reveal Confidential Information disclosed hereunder to any third party other than Receiving Party’s representatives who have a need to know such information for the purposes of this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement.

6.3.	Degree of Care. The Parties shall use the same degree of care as each uses, respectively, to protect its own Confidential Information, which in no event shall be less than a reasonable standard of care, for a period extending until ten (10) years after termination or expiration of this Agreement, to prevent disclosure and/or unauthorized use of the other Party’s Confidential Information without such Party’s prior written consent.

6.4.	Notwithstanding anything to the contrary contained herein, the Receiving Party shall be able to use the Confidential Information of the other Disclosing Party to treat Study subjects participating in Studies applicable to this Agreement.

6.5.	Notwithstanding anything to the contrary contained herein, the Receiving Party shall be entitled to disclose the Confidential Information of the Disclosing Party as required to be disclosed pursuant to law, regulation, and/or court order, including disclosures in connection with any Regulatory Authority, provided that the Receiving Party shall:

a)	notify the Disclosing Party of any such disclosure requirement as soon as reasonably possible;

b)	cooperate with the Disclosing Party, at the Disclosing Party’s expense, if the Disclosing Party seeks a protective order or other remedy in respective of any such disclosure; and

c)	furnish only that portion of the Confidential Information which the Receiving Party is legally required to disclose.

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7.	Intellectual Property.

7.1.	Pre-Existing Intellectual Property. No provision of this Agreement is intended to, or shall, transfer ownership of Inventions, technologies, know-how, ideas, processes, techniques, algorithms, programs, discoveries, improvements, devices, biologics, Products, concepts, designs, prototypes, samples, models, technical information, materials, drawings, specifications, and other works of authorship, including all patents, copyrights, trade secret rights, and other intellectual property rights therein, which are in existence prior to the Effective Date.

7.2.	No Implied License. Neither anything contained in this Agreement, nor the delivery of any information to either Party, shall be deemed to grant that Party any right or license to any intellectual property, except as expressly provided herein to perform the Services during the Term.

7.3.	Ownership of Research Results. Any and all Research Results (whether patentable or not) which (i) result from or arise in connection with any Services or (ii) are conceived or reduced to practice during the Term or within one year after its termination and relate to Products upon which Cancer Insight has rendered Services to Sponsor or Confidential Information, shall be the sole and exclusive property of Sponsor.

7.4.	Disclosure of Research Results. Cancer Insight shall promptly disclose to Sponsor any and all Research Results, and at the request of Sponsor, Cancer Insight shall (i) execute, without charge to Sponsor, irrevocable assignments to Sponsor or its nominees, of Cancer Insight’s entire right, title, and interest in and to such Research Results, and all other documents necessary or desirable to permit Sponsor to file and maintain patent applications and patents relating thereto, and (ii) at Sponsor’s expense, reasonably assist Sponsor in further securing, defending and enforcing its rights to such Research Results.

8.	Term and Termination.

8.1.	Term. This Agreement shall be effective upon the date set forth above, and shall thereafter remain in full force and effect until completion of the Services by Cancer Insight or until either Party terminates this Agreement in accordance with the provisions of this Section.

8.2.	Termination. This Agreement or any uncompleted Work Order may be terminated by either Party for any reason whatsoever upon thirty (30) days prior written notice to the other Party.

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8.3.	Effect of Termination and Final Invoice. As soon as practicable after receipt of a termination notice by one Party, the Parties shall cooperate in good faith to expeditiously wind down and conclude activities under any uncompleted Work Order. Cancer Insight shall prepare and submit to Sponsor within thirty (30) days of termination a final invoice for Services performed through the effective date of such termination, provided that Cancer Insight has submitted all Research Results and work product related to such Services to Sponsor. Sponsor shall pay to Cancer Insight all undisputed amounts due and owing for all such Services performed and any non-cancellable expenses incurred by Cancer Insight hereunder within thirty (30) days of receipt of the final invoice.

8.4.	Return of Products upon Termination. Upon termination of this Agreement for any reason, Cancer Insight shall promptly deliver to Sponsor or destroy all of Sponsor’s materials, at Sponsor’s option, including all Products, Confidential Information, and Research Results, in whatever form (including any reproductions of same) of any nature which are in Cancer Insight’s possession or control; provided however, that Cancer Insight may retain one copy of Confidential Information solely for ensuring compliance with its obligations under this Agreement.

8.5.	Survival. Notwithstanding anything to the contrary that may be contained herein, in the event of termination of this Agreement, the provisions of the Agreement under the headings Confidentiality, Intellectual Property, Insurance, Publication, Publicity, Injunctive Relief, Indemnity, Limitation of Liability, and Governing Law, and any other provisions which by their terms are to be performed or complied with subsequent to the termination of this Agreement shall survive and continue in full force and effect. The termination of this Agreement for any reason shall be without prejudice to, and shall not affect, the right of either Party to recover from the other any and all damages to which either may be entitled therefore, or any other rights of either in connection therewith, and all such rights of both shall survive such termination.

9.	Records/Reports/Inspections. Cancer Insight shall maintain complete and accurate records, notes and Data pertaining to the Services in accordance with the Work Orders. Cancer Insight shall submit reports on completion of the Services in accordance with the Work Orders or at such other times as may be requested by Sponsor summarizing Services performed pursuant to this Agreement. Moreover, upon reasonable advance notice, Sponsor, at Sponsor’s expense, shall have access to and the right to audit and copy Cancer Insight’s records that are directly related to the Services. Cancer Insight shall take all reasonable steps required by Sponsor to cure any Cancer Insight deficiency found in any such audit.

10.	Insurance. Cancer Insight and Sponsor shall maintain sufficient insurance to cover all applicable liabilities under this Agreement. Upon request, each Party shall furnish the other Party with a certificate of insurance in support of the required coverage(s).

11.	Personnel. Cancer Insight shall provide personnel who are appropriately trained and qualified by education and experience to perform the Services, and all such personnel have, and at all times during the term of this Agreement shall have, appropriate licenses, approvals and certifications necessary to safely, adequately and lawfully perform the Services. Cancer Insight agrees to use commercially reasonable efforts to ensure the continuity of its personnel in performing the Services, and in no instance may any such personnel be replaced by other Cancer Insight personnel with lesser expertise or training.

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12.	Compliance with Law. The Parties shall comply with all Applicable Laws. Notwithstanding anything to the contrary contained herein, either Party may terminate this Agreement immediately in the event that the other Party breaches the terms of this paragraph. Each Party shall promptly inform the other Party of any event or change in circumstances that could reasonably affect its ability to perform hereunder in a manner contemplated by the Parties.

13.	Publication/Communication. Cancer Insight shall not publish any manuscript or other written document based upon information or Data resulting from the performance of Services hereunder without the prior written consent of Sponsor. Cancer Insight shall not initiate or participate in any communications with any Regulatory Authority concerning the Services without Sponsor’s prior written consent and consultation unless otherwise required by Applicable Laws.

14.	Publicity. Neither Party shall use the other Party’s name, trademarks, logos, insignias or other Confidential Information for publicity, advertising purposes, or other purposes not expressly authorized in this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Sponsor may disclose the existence, terms and conditions of this Agreement to prospective investors, provided that any such party to whom disclosure is permitted has agreed to keep such information confidential.

15.	Injunctive Relief. The Parties acknowledge that the subject matter of this Agreement is unique and that it is not feasible to adequately compensate an injured Party hereto in damages for the failure of the other Party to perform its obligations hereunder. Accordingly, in the event of any breach or threatened breach hereunder, the injured Party shall be entitled to injunctive or other equitable relief including specific performance, in addition to all remedies at law or any other relief and remedies available.

16.	Notice. All notices provided for hereunder shall be in writing, and shall be deemed duly delivered on the same business day as delivery by hand or by fax with machine confirmation of complete transmission, or three (3) business days after delivery by deposit as United States certified mail return receipt requested, or the next business day after delivery by deposit with an overnight courier, in any case addressed as follows:

Sponsor:

BriaCell Therapeutics Corporation

Attention: William V. Williams

820 Heinz Avenue

Berkeley, CA 94710

Phone: 203-290-9017

E-mail: williams@briacell.com

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Cancer Insight:

Cancer Insight, LLC

1305 East Houston Street

San Antonio, TX 78205

Attention: Steven White, Chief Financial Officer

Phone: (210) 884-0810

Email: swhite@cancerinsight.com

17.	Indemnification.

17.1.	Indemnification by Cancer Insight. Cancer Insight warrants that it will provide the Services with reasonable care and skill and hereby agrees to indemnify, defend, and hold harmless Sponsor and its officers, directors, equity holders, employees, consultants, advisors, agents, successors, and assigns (collectively, “Sponsor Indemnitees”) from and against any and all claims, losses, deficiencies, liabilities, obligations, damages, penalties, costs, and expenses, including, without limitation, court costs and reasonable attorney’s fees (collectively, “Claims”), asserted by a third party arising out of or in connection with (i) any misrepresentations made by Cancer Insight herein or Cancer Insight’s material breach of any representations, warranties, and covenants under this Agreement, or such breach by other Persons acting on Cancer Insight’s behalf, or (ii) the negligence or wrongful acts or omissions or intentional misconduct of Cancer Insight, or other Persons acting on Cancer Insight’s behalf, in performance of the Services; provided, however, that Cancer Insight shall have no obligation to indemnify, defend, and hold harmless Sponsor Indemnitees from liabilities to the extent they arose from the negligence or wrongful acts or omissions or intentional misconduct of the Sponsor Indemnitees or Sponsor’s material breach of this Agreement.

17.2.	Indemnification by Sponsor. Sponsor shall indemnify, defend, and hold Cancer Insight, its officers, directors, employees, and agents (collectively, “Cancer Insight Indemnitees”) from and against any and all Claims asserted by a third party arising out of or in connection with (i) any misrepresentations made by Sponsor herein or Sponsor’s material breach of any representations, warranties, and covenants under this Agreement, (ii) any theory of product liability, the proximate cause of which is any Product; provided, however, that Sponsor shall have no obligation to indemnify, defend and hold harmless Cancer Insight Indemnitees from liabilities to the extent they arose directly from the negligence or wrongful acts or omissions or intentional misconduct of the Cancer Insight Indemnitees or other Persons acting on Cancer Insight’s behalf, or Cancer Insight’s material breach of this Agreement or any Work Order or such breach by other Persons acting on Cancer Insight’s behalf, and (iii) the negligence or wrongful acts or omissions or intentional misconduct of Sponsor, or other Persons acting on Sponsor’s behalf; provided, however, that Sponsor shall have no obligation to indemnify, defend, and hold harmless Cancer Insight Indemnitees from liabilities to the extent they arose from the negligence or wrongful acts or omissions or intentional misconduct of the Cancer Insight Indemnitees or Cancer Insight’s material breach of this Agreement.

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17.3.	Indemnification Procedure. Any Party providing indemnification under this Agreement shall have the right to control the defense and settlement of any Claims. The indemnified Party shall have the right to obtain separate legal counsel at its own expense if it so chooses. The indemnified Party shall provide prompt notice to the indemnifying Party of any Claims for which indemnification is sought, shall reasonably cooperate in the defense of any Claims at the indemnifying Party’s expense, and shall not unreasonably withhold consent for settlement.

17.4.	Subject Injury. Sponsor agrees to assume responsibility for the reasonable costs of treatment of any adverse reaction and/or injury to a Study subject (“Subject Injury”) that results from any Study drugs and/or Products and/or any procedures required by a Protocol conducted during a Study in connection with this Agreement.

18.	Limitation of Liability. In no event shall either Party be liable for any special, indirect, incidental, punitive or consequential damages in any way related to this Agreement or such Party’s performance of its obligations hereunder.

19.	Misconduct Reporting. Each Party shall report promptly to the other Party any misconduct or fraud by any Person that is connected with the Services, this Agreement, and any applicable Work Order, and of which that Party becomes aware. This includes inadvertent or deliberate noncompliance with regulatory or ethical standards, or tampering, inappropriate deletion, alteration, or fabrication of Research Results or other reasonably relevant information, including but not limited to any actions or lack of action that could reasonably jeopardize the integrity of the Research Results or the health, well-being, or rights of subjects participating in Sponsor’s clinical studies or compromises of confidentiality of Confidential Information or subject protected health information.

20.	Independent Contractors. Notwithstanding any provision contained herein to the contrary, nothing herein creates any association, partnership, joint venture, or the relationship of principal and agent between the Parties. The Parties agree that the relationship between Cancer Insight and Sponsor created by this Agreement is that of independent contractors and that neither Party has the authority to bind the other or create or assume any obligation of the other in any way.

21.	Force Majeure. Neither Party shall be in breach of this Agreement or a Work Order nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement, or a Work Order as appropriate, if such delay or failure results from causes not reasonably within its control (“Force Majeure Event”). In such circumstances, any time specified for completion of performance in the Work Order falling due during or subsequent to the occurrence of a Force Majeure Event shall be automatically extended for a period of time equal to the duration of such event.

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22.	Assignment. Neither Party shall assign any or all of its interest in this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Sponsor may without the consent of but with notice to Cancer Insight assign this Agreement, in connection with the merger, consolidation or transfer of all or substantially all of that portion of Sponsor’s assets to which this Agreement relates. Subject to the limitations expressed herein, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

23.	Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. If any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the Parties agree that said court in making such determinations may reduce the duration and scope of such provision or application to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

24.	Waiver. Waiver by either Party of a default or breach or a succession of defaults or breaches, or any failure to enforce any rights hereunder shall not be deemed to constitute a waiver of any subsequent default or breach with respect to the same or any other provision hereof, and shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default or breach.

25.	Governing Law. This Agreement shall be construed and the legal relations between the Parties hereto determined in accordance with the laws of the State of Texas, without giving effect to any other jurisdiction’s choice of law principles. The Parties hereby submit to the jurisdiction of the Texas courts, both state and federal, in all matters concerning this Agreement.

26.	Headings. The headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

27.	Entire Agreement. This Agreement represents the entire understanding as of the effective date hereof between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, understandings, representations, statements and writings between the Parties relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the Parties hereto unless made in writing and duly executed by each of the Parties hereto. In the event of any conflict between the terms and conditions of this Agreement and any terms set forth in a Work Order, the terms and conditions of this Agreement shall control, unless the Work Order expressly states that the conflicting term in the Work Order is to control, in which case the conflicting term of the Work Order shall control only for that Work Order. In the event of any conflict between the terms and conditions of this Agreement and any terms set forth in a PO, the terms and conditions of this Agreement shall control.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures, electronic signatures, and signatures transmitted by email after having been scanned shall be accepted as originals for the purposes of this instrument.

SPONSOR		CANCER INSIGHT, LLC

By:	/s/William V. Williams	By:	/s/Steven White
Name:	William V. Williams	Name:	Steven White
Title:	President and CEO	Title:	CFO
Date:	2020 Feb 27	Date:	27 FEB 2020

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